Exhibit 10.3

SECOND AMENDMENT TO SUBLEASE

This SECOND AMENDMENT TO SUBLEASE (this “Second Amendment”) is entered into as of the 30th day of April, 2024 (the “Effective Date”) by and between HUBSPOT, INC., a Delaware corporation (“Sublandlord”), and CARGURUS, INC., a Delaware corporation (“Subtenant”).

RECITALS:

WHEREAS, Sublandlord and Subtenant entered into that certain Sublease dated as of October 6, 2021 (the “Original Sublease”), as amended by that certain First Amendment to Sublease dated as of July 31, 2022 (the “First Amendment”; the Original Sublease, as amended by the First Amendment, the “Sublease”) whereby Subtenant leases from Sublandlord certain premises consisting of approximately 48,059 rentable square feet located on the fourth (4th) floor of the building commonly known as Two Canal Park, Cambridge, Massachusetts; and

WHEREAS, the Sublease Term is currently scheduled to expire on April 30, 2024 (the “Sublease Expiration Date”); and

WHEREAS, Sublandlord and Subtenant desire to amend the Sublease on the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Sublease Term and Parking. The parties hereby agree that the Sublease shall terminate with respect to the Subleased Premises (only) on the Sublease Expiration Date. Notwithstanding the foregoing sentence, Subtenant shall continue to have the right to use and the obligation to pay for twenty-nine (29) Parking Passes for the period commencing at 12:01 AM (Eastern) on May 1, 2024 and expiring at 11:59 PM (Eastern) on September 30, 2024 (the “Extended Parking Period”). The Parking Passes shall be paid for by Subtenant at the then-current prevailing rate at the Garage as established by the Master Landlord or the Garage Operator, as such rate may vary from time to time. Sublandlord hereby represents to Subtenant that, as of the Effective Date set forth above, the charge for Parking Passes is Two Hundred Fifty and 00/100 Dollars ($250.00) per calendar month, per pass, subject to increase from time to time, and payment shall be for full months (and not on a pro rata or per diem basis). To the extent applicable to Subtenant’s use of and obligation to pay for the Parking Passes during the Extended Parking Period, the terms and provisions of Sections 6, 8, 9, 12, 14, 15, 18, 19, 20, and 22 of the Original Sublease shall continue in full force and effect until the Extended Parking Period expires. Throughout the Extended Parking Period, Subtenant and its employees shall, subject to Master Landlord’s security program for the Building, continue to have twenty-four (24) hour access (except in the event of emergency) to the Garage and those portions of the Common Areas of the Building necessary to access the Garage (the “Parking Areas”); provided, however, that Subtenant’s right to use the twenty-nine (29) Parking Passes and such rights of access shall neither (a) extend the Sublease Term with respect to the Sublease Premises, nor (b) extend Subtenant’s rights or obligations relating to the

Subleased Premises, nor (c) constitute Subtenant holdover of the Subleased Premises. Throughout the Extended Parking Period, Subtenant’s insurance and indemnity obligations under the Sublease as to the Parking Areas shall continue to apply to Subtenant’s use of the twenty-nine (29) Parking Passes (for the avoidance of doubt, the first sentence of Section 14 of the Original Lease is hereby amended by adding the phrase “and the Parking Areas” immediately after the phrase “for the Subleased Premises”). Notwithstanding anything to the contrary contained in this Section 1, Sublandlord may terminate the Extended Parking Period effective on or after July 31, 2024, by serving Subtenant with not less than thirty (30) days’ prior written notice to that effect, whereupon Subtenant’s obligation to pay for the twenty-nine (29) Parking Passes shall cease as of the effective date of termination.
2.
Surrender. Section 17(a) of the Original Sublease is hereby deleted in its entirety and replaced by the following:

“(a) At the expiration or earlier termination of the Sublease, Subtenant shall quit and surrender the Subleased Premises in vacant, broom clean condition, damage by casualty excepted. Without limitation of any of the foregoing, Subtenant shall on or before the expiration or earlier termination of the Sublease (i) remove all of Subtenant’s personal property, including Subtenant’s so-called license plate wall, all Subtenant identity signage, and all art fixtures (provided that Subtenant shall not be required to remove its wiring and cabling); and (ii) remove all trash and broom sweep the Subleased Premises. Subtenant shall repair all damage to the Subleased Premises resulting from the removal of such personal property, including patching and filling holes. Notwithstanding the immediately preceding two (2) sentences, all furniture, fixtures and equipment located in the Subleased Premises upon the expiration or earlier termination of the Sublease, including without limitation, all workstations, desks, chairs, A/V equipment, couches, refrigerators, microwave ovens, and freezers (collectively, the “Remaining Property”) shall, without the necessity of further action by the parties, become the property of Sublandlord in their “as is” “where is” condition at such time, without representation or warranty by Subtenant. Upon Sublandlord’s request, Subtenant shall execute and deliver to Sublandlord a bill of sale confirming the transfer of ownership of the Remaining Property upon the foregoing terms and conditions, but any failure to do so shall not affect such transfer. If any personal property of Subtenant other than the Remaining Property shall remain in the Subleased Premises after the termination of this Sublease, then, at the election of Sublandlord, (x) such property shall be deemed to have been abandoned by Subtenant and may be retained by Sublandlord as its own property; or (y) such property may be removed and disposed of by Sublandlord at the expense of Subtenant. Subtenant’s obligation to observe or perform under this Section 17 shall survive the expiration or earlier termination of this Sublease.”

3.
Notices. Sublandlord acknowledges and agrees that the current notice addresses for Subtenant under the Sublease are as follows (subject to future change in the manner more particularly provided in Section 19 of the Original Sublease) and replace the prior notice addresses for Subtenant in effect under the Sublease: CarGurus, Inc., 55 Cambridge Parkway, 6th Floor, Cambridge, MA 02142, Attention: Director of Real Estate, with copies to CarGurus, Inc., 55 Cambridge Parkway, 6th Floor, Cambridge, MA 02142, Attention : General Counsel, and Dain, Torpy, Le Ray, Wiest & Garner, P.C., 175 Federal Street, 15th Floor, Boston, MA 02110, Attention: CarGurus.
4.
Master Landlord Consent to Amendment. This Second Amendment is subject to and conditioned upon Sublandlord obtaining the written consent of Master Landlord hereto. Notwithstanding anything in this Second Amendment to the contrary, this Second Amendment shall be of no force or effect whatsoever, or be binding in any way, unless and until Master

Landlord has given its written consent to this Second Amendment in accordance with the terms of the Master Lease.
5.
No Brokers. Each party represents to the other that it has not dealt with any real estate broker, finder, or other person with respect to this Second Amendment in any manner. Each party shall hold harmless the other party from all damages resulting from any claims that may be asserted against the other party by any broker, finder, or other person with whom the indemnifying party has or purportedly has dealt.
6.
Capitalized Terms. All capitalized terms used in this Second Amendment that are not defined in this Second Amendment shall have the meanings ascribed to such terms in the Sublease. In the event of any conflict between the terms of the Sublease and the terms of this Second Amendment, the terms of this Second Amendment shall govern and control.
7.
Ratification. Other than as expressly set forth herein, the terms and provisions of the Sublease are hereby ratified and confirmed and shall remain unmodified and in full force and effect.
8.
Entire Agreement. This Second Amendment sets forth the entire understanding and agreement of the parties in connection with the subject matter hereof. Neither of the parties hereto has made any statement, representation, or warranty in connection herewith which has been relied upon by any other party hereto, or which has been an inducement for any party to enter into this Second Amendment, except as expressly set forth herein.
9.
Authority. Each of the parties represents and warrants to the other party that it has full power and authority to enter into this Second Amendment.
10.
Binding Effect. This Second Amendment shall be binding on and inure to the benefit of the respective parties, their respective legal successors, heirs, administrators, and assigns, and each of them, except as expressly stated herein.
11.
Amendment. It is expressly understood and agreed that this Second Amendment may not be altered, amended, modified, or otherwise changed in any respect whatsoever, except by a writing duly executed by the parties hereto. The parties agree that they will make no claim at any time that this Second Amendment has been altered or modified or otherwise changed by oral communication of any kind or character.
12.
Counterparts and Delivery. This Second Amendment may be executed in counterparts, which together shall constitute a fully executed Second Amendment to the same effect as if the parties had executed the same original document. The parties acknowledge and agree that they will accept faxed transmissions of, or electronically scanned and transmitted versions of, an original signature. In addition, the parties acknowledge and agree that they may conduct this transaction by electronic means and that this Second Amendment may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature.
13.
Governing Law. This Second Amendment shall be governed by, construed, and enforced in accordance with the laws of the Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, the parties have executed this Second Amendment under seal as of the Effective Date.

SUBLANDLORD: HUBSPOT, INC.,

a Delaware corporation

By: /s/ John Hart

Name: John Hart

Title: Facilities Manager

SUBTENANT:

CARGURUS, INC.,

a Delaware corporation

By: /s/ Ken Papa

Name: Ken Papa

Title: Sr. Director Global Real Estate & Facilities